AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2006

                                                        REGISTRATION NO. _______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GULF COAST OIL & GAS, INC.
                 (Name of Small Business Issuer in Its Charter)

           NEVADA                          1311                 98-0128688
(State or Other Jurisdiction        (Primary Standard          (IRS Employer
      of Incorporation          Industrial Classification    Identification No.)
      or Organization)                Code Number)

                           5847 SAN FELIPE, SUITE 1700
                                HOUSTON, TX 77057
                                 (713) 821-1731
          (Address and Telephone Number of Principal Executive Offices)

                           5847 SAN FELIPE, SUITE 1700
                                HOUSTON, TX 77057
                                 (713) 821-1731
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                   COPIES TO:

RAHIM RAYANI                                           THOMAS P. GALLAGHER, ESQ.
PRESIDENT & CHIEF EXECUTIVE OFFICER                       MARTIN J. CONROY, ESQ.
GULF COAST OIL & GAS, INC.                            GALLAGHER, BRIODY & BUTLER
5847 SAN FELIPE, SUITE 1700                                155 VILLAGE BOULEVARD
HOUSTON, TX 77057                                           PRINCETON, NJ  08540
(713) 821-1731                                                    (609) 452-6000
(Name, Address and Telephone Number of Agent for Service)

                                 ---------------

Approximate Date of Commencement of Proposed Sale to the Public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                               PROPOSED
 TITLE OF EACH CLASS OF                         MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
    SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
       REGISTERED            REGISTERED      PER SHARE (1)          PRICE (1)             FEE
Common Stock, par value      544,403,329        $0.043           $23,409,343.15        $3174.69
    $0.01 per share          shares (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2) Includes an indeterminate number of shares of common stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or other similar transaction in accordance with Rule 416.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    Subject To Completion Dated April 7, 2006

                                   PROSPECTUS

                           GULF COAST OIL & GAS, INC.

                       544,403,329 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 544,403,329 shares of Gulf Coast's common stock by certain persons who are stockholders of Gulf Coast. Please refer to "Selling Stockholders" beginning on page 14.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "GCOG.OB". On April 6, 2006, the last reported sale price of our common stock was $0.043 per share.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER
                            OR SALE IS NOT PERMITTED.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is April __, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS ..................................................................6

FORWARD-LOOKING STATEMENTS....................................................13

SELLING STOCKHOLDERS..........................................................14

USE OF PROCEEDS...............................................................16

PLAN OF DISTRIBUTION..........................................................16

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.......................19

DESCRIPTION OF BUSINESS.......................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................23

MANAGEMENT....................................................................25

EXECUTIVE COMPENSATION........................................................26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................27

DESCRIPTION OF SECURITIES.....................................................27

LEGAL MATTERS.................................................................29

EXPERTS.......................................................................29

AVAILABLE INFORMATION.........................................................29

FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. We may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields. Finally, we will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

We currently have an interest in one drilling project. On June 8, 2005, we contracted with Bourgeois Energy, Inc. to acquire a 75% working interest in property known as the Saratoga prospect located in Sabine Parish, Louisiana. A "working interest" means that we will receive 75% of the net profits of the project after payment of all royalties to landowners and others. Under the terms of the Agreement with Bourgeois Energy, we will pay 100% of the costs of acquisition, exploration and development of the project. It is anticipated that those costs will be approximately $480,000, of which $100,000 has already been advanced.

Bourgeois Energy will be responsible for obtaining the necessary permits from the State of Louisiana, obtaining insurance, preparing the site for drilling, obtaining the drilling rig, completion rig and piping, and conducting the exploratory drilling program on our behalf. In return, it will have a 25% working interest in the project.

                                  GOING CONCERN

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $6.063 million.

We have financed our operations since inception primarily through equity financings and loans from shareholders and other related parties. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    ABOUT US

Our principal executive office is located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. Our telephone number is (713) 821-1731.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of Cornell Capital Partners, L.P. ("Cornell Capital"), Certain Wealth, Ltd. and TAIB Bank, B.S.C.(c). These entities intend to sell in the aggregate up to 514,403,329 shares of common stock to be issued pursuant to convertible debentures. In addition, Cornell Capital intends to sell up to 30,000,000 shares issuable upon the exercise of common stock purchase warrants issued to Cornell Capital.

Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issued under the convertible debentures and warrants.

COMMON STOCK OFFERED                544,403,329 shares by selling stockholders.

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING            119,536,793 shares as of March 10, 2006
BEFORE THE OFFERING

USE OF PROCEEDS                     We will not receive any proceeds of the
                                    shares offered by the selling stockholders.
                                    Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes. See "Use of Proceeds".

RISK FACTORS                        The securities offered hereby involve a
                                    high degree of risk. See "Risk Factors".

OVER-THE-COUNTER BULLETIN           GCOG.BB
BOARD SYMBOL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended December 31, 2005 and 2004. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial or Plan of Operation" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

SUMMARY STATEMENT OF OPERATIONS DATA:

                                              YEAR ENDED DECEMBER 31,

                                               2005             2004
                                            ----------      -----------
      Sales...............................  $        0      $         0
      Costs and expenses..................  $  244,606      $ 5,580,333
      Other income (expense)..............  $   57,663      $    (7,783)
      Net loss to common shareholders.....  $ (186,943)     $(5,781,342)
      Comprehensive loss..................  $ (186,943)     $(5,781,342)
      Basic and diluted loss per share....  $    (0.00)     $     (0.18)

SUMMARY BALANCE SHEET DATA:

                                                        DECEMBER 31, 2005
                                                        -----------------
Working capital (deficit)............................      $  (86,767)
Current assets.......................................      $   39,672
Total assets.........................................      $  141,662
Current liabilities..................................      $  126,439
Long-term liabilities (less current portion).........      $        0
Stockholders' deficit................................      $6,063,590

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      In its report dated March 5, 2006 our auditors, Pollard-Kelley Auditing Services, Inc., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $6.063 Million.

      We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to implement our business plan. Such capital is expected to come from the sale of securities. No assurances can be given that such financing will be available in sufficient amounts or at all. Our ability to continue our operating will be dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      Subsequent to December 31, 2005, as more fully set forth in "Selling Stockholders", in February and April of 2006 we received net proceeds in the amount of approximately $1.7 million from the sale of convertible debentures to the selling stockholders. We anticipate that we will have sufficient funds to operate and pursue our business plan for approximately twelve to eighteen months. After that date, we expect to have a need for additional capital. We expect to make substantial capital expenditures in our exploration and development projects. Without additional capital resources, our drilling and other activities may be curtailed, new projects may not be commenced and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all.

WE HAVE A WORKING CAPITAL LOSS, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 31, 2005 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES.

      We had a working capital deficit of $86,767 at December 31, 2005, which means that our current liabilities exceeded our current assets on December 31, 2005. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due.

WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE
INCEPTION.

      We incurred net losses of approximately $6.063 Million from August 4, 2003 (date of inception) to December 31, 2005, including approximately $186,000 of net loss to common shareholders in the year ended December 31, 2005. Although we will attempt to achieve profitability through our pursuit of our business plan, we have not generated revenues to date and cannot assure you that we will obtain revenues or achieve profitability.

THE CONVERTIBLE DEBENTURES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE.

      The convertible debentures held by the selling stockholders contain covenants that, subject to certain exceptions, restrict the following activities:

      o Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance; or

      o Granting a security interest in our assets, which security interest may be needed in order to obtain borrowings or capital from a lender.

      The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will want to pay a discount to the market price of our stock or because any potential lender will likely require collateral in the form of a security interest on our assets to secure a loan and purchasers of our stock or convertible securities.

FUTURE SALES BY OUT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of March 24, 2006, we had 119,536,793 shares of common stock outstanding, without taking into account shares issuable upon exercise of the convertible debentures or warrants.

THE INVESTORS UNDER THE CONVERTIBLE DEBENTURES WILL PAY LESS THAT THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

      The common stock to be issued under the convertible debentures will be issued at the lower of (i) a fixed price of $0.029716 or (ii) a 20% discount to the volume weighted average price for the five trading days immediately before the conversion. These discounted sales could cause the price of our common stock to decline.

THE ISSUANCE OF STOCK UNDER THE CONVERTIBLE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

      The significant downward pressure on the price of our common stock caused by the issuance of material amounts of common stock under the convertible debentures could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

      Our success depends in large part upon the services of a number of key employees and consultants. If we lose the services of one or more of our key employees or consultants, it could have a significant negative impact on our business. In addition, our long term success will in large part be dependent upon our ability to attract and retain qualified geologists, geophysicists, and other personnel.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE RESOURCES IN EXCESS OF OUR AVAILABLE RESOURCES.

      We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

      o seeking to acquire desirable producing properties or new leases for future exploration;

      o     marketing our oil and natural gas production; and

      o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

      Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

OPERATING HAZARD AND UNINSURED RISKS

      Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive, but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost and timing of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, delays by project participants, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our business, financial condition or results of operations.

      Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and those of others. We do not currently maintain insurance against some these risks. The occurrence of an event that is not covered, or not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

REGULATORY RISKS.

      Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission (FERC) and the Environmental Protection Agency. Failure to comply with such laws, rules and regulations can result in substantial penalties. The legislative and regulatory burden on the oil and gas industry will increase our cost of doing business and will affect our profitability.

      Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

      Many states (including Louisiana) require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells.

ENVIRONMENTAL MATTERS.

      Our operations and properties will be, like the oil and gas industry in general, subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from our operations.

      The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. Changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state statutes impose strict and arguably joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act
      (RCRA) and comparable state statutes govern the disposal of solid waste and hazardous waste and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of hazardous substance, state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as non-hazardous, such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS BY LIMITING OUR LIQUIDITY AND FLEXIBILITY TO CARRY OUT DRILLING.

      Our revenues, operating results and future rate of growth will depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

      o     worldwide and domestic supplies of oil and natural gas;

      o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

      o     political instability or armed conflict in oil-producing regions;

      o     the price and level of foreign imports;

      o     the level of consumer demand;

      o     the price and availability of alternative fuels;

      o     the availability of pipeline capacity;

      o     weather conditions;

      o     domestic and foreign governmental regulations and taxes; and

      o     the overall economic environment.

We cannot predict future oil and natural gas price movements and prices often vary significantly. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

      o limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

      o reduce the amount of oil and natural gas that we can produce economically;

      o     cause us to delay or postpone some of our capital projects;

      o     reduce our revenues, operating income and cash flow; and

      o     reduce the carrying value of our oil and natural gas properties.

                         RISKS RELATED TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

      The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

      o sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

      o     our operating results;

      o     our need for additional financing;

      o     governmental regulation; and

      o     other factors and events beyond our control.

      In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

      The stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

      As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

      As of March 24, 2006, we had 119,536,793 shares of common stock outstanding, without taking into account shares issuable upon exercise of the outstanding debentures and warrants.

      Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 544,403,329 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 544,403,329 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

      There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK", WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of not less than $5.00 per share); or

      o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. None of the selling stockholders has held a position or office, or had any other material relationship, with us. The selling stockholders acquired all shares being registered in this offering in the convertible debenture financing transaction with us described below.

                                        SHARES                             PERCENTAGE OF
                                     BENEFICIALLY     SHARES TO BE     SHARES BENEFICIALLY
             SELLING                 OWNED BEFORE        SOLD IN           OWNED AFTER
           STOCKHOLDER               OFFERING(1)      THE OFFERING       THE OFFERING (A)
  ------------------------------   ---------------   ---------------   -------------------
  Cornell Capital Partners, L.P.   287,201,646 (2)   287,201,646 (2)            0
  Certain Wealth, Ltd              128,600,823 (3)   128,600,823 (3)            0
  TAIB Bank, B.S.C.(c)             128,600,823 (4)   128,600,823 (4)            0

  TOTAL

(1) Each of the selling stockholders has agreed not to convert its Debenture (and, in the case of Cornell Capital Partners, L.P., its warrants) to the extent the conversion would result in the selling stockholder, together with any affiliate, beneficially owning more than 4.9% of the Company's issued and outstanding common stock. This provision may be waived by any of the selling stockholders (as to itself but not the other selling stockholders) upon not less than 65 days prior notice to the Company. The share numbers used in the table assume that this limitation does not apply. Moreover, the actual number of shares to be issued will be determined by the formula set forth in the Debenture at the time of conversion.

(2) Consists of up to 257,201,646 shares of common stock issuable within sixty
(60) days upon conversion of debentures, and 30,000,000 shares issuable within sixty (60) upon conversion of warrants. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(3) Consists of up to 128,600,823 shares of common stock issuable within sixty
(60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(4) Consists of up to 128,600,823 shares of common stock issuable within sixty
(60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

                             CONVERTIBLE DEBENTURES

On February 1, 2006, we entered into a Securities Purchase Agreement with the selling stockholders pursuant to which the selling stockholders agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 we sold and issued $1,000,000 in principal amount of debentures to the selling stockholders. On April 5, 2006 we sold and issued an additional $1,000,000 in principal amount of debentures to the selling stockholders.

In connection with the Securities Purchase Agreement, we also issued to Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the selling stockholders any time up to maturity into shares of our common stock, par value $0.001 per share, at the price per share equal to the lesser of (a) $.02916 (the "Fixed Price") or
(b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date, which may be adjusted pursuant to the other terms of the Debentures (the "Issuance Formula").

If the closing bid price of our common stock is less than the Fixed Price, we can redeem a portion or all amounts outstanding under the debentures prior to February 1, 2009 for a price equal to the principal amount and accrued interest thereon being redeemed, plus a redemption premium of twenty percent (20%) of the principal amount being redeemed.

We also entered into a Security Agreement pursuant to which we have granted the selling stockholders a security interest in and to substantially all our assets to secure repayment of the debentures.

Pursuant to the Securities Purchase Agreement, we are obligated to register for resale a number of shares of common stock equal to five times the number of shares that would be issuable on the Closing Date pursuant to the Issuance Formula. Thus, we are obligated to register a total of 514,403,292 shares of common stock for issuance under the Debentures, and 30,000,000 for issuance under the Warrants. We have agreed to pursue an amendment to our Articles of Incorporation to increase the authorized shares to permit the issuance by the Company of the number of shares it is required to register under the Securities Purchase Agreement. To that end, we have filed a Definitive Proxy Statement with the Securities and Exchange Commission on March 15, 2006 and have commenced the process of soliciting consents from our shareholders. We have established April 24, 2006 as the final date for the receipt of consents, which may be extended at our discretion.

In connection with the Securities Purchase Agreement, we also paid Yorkville Advisors, LLC a commitment fee of $200,000 and a structuring fee of $15,000. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

      THERE ARE CERTAIN RISKS RELATED TO SALE BY THE SELLING STOCKHOLDERS

There are certain risks related to sales by the selling stockholders, including:

      o To the extent the selling stockholders sell their common stock, our common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to sell greater amounts of common stock, the sales of which would further depress our stock price.

      o The significant downward pressure on the price of our common stock as the selling stockholders sell material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INDEMNIFICATION. We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Gulf Coast pursuant to the foregoing, or otherwise, Gulf Coast has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STATUTORY UNDERWRITER. Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures. Commissions paid to Cornell Capital in connection with the convertible debenture transaction included five-year warrants to purchase 30,000,000 shares of common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,00 at $0.05 per share, and 5,000,000 at $0.06 per share. We also paid a structuring fee of $15,000 and Commitment Fee of $200,000 to Yorkville Advisors. The $200,000 Commitment Fee and the 30,000,000 warrants are underwriting discounts.

Each of the selling shareholders is a hedge fund in the business of investing in and financing public companies. None of the selling stockholders intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $65,000. The offering expenses consist of: an SEC registration fee of $3174.69, printing expenses of approximately $5,000, accounting fees of approximately $5,000, legal fees of approximately $50,000 and miscellaneous expenses of approximately $2,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants covered by this prospectus.

REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market, and "bid" and "asked" prices in the common stock are quoted on the NASD OTC Electronic Bulletin Board under the symbol "GCOG". The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2004 and 2005 and the first quarter of 2006. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                 BID PRICES FOR COMMON STOCK
                                                 ---------------------------
                                                      HIGH        LOW
                                                    --------    -------

      2006
      First Quarter...........................         .82       .023

      2005
      Fourth Quarter..........................         .09       .027
      Third Quarter...........................        .095        .06
      Second Quarter..........................         .37       .285
      First Quarter...........................         .38        .16

      2004
      Fourth Quarter..........................         .37        .20
      Third Quarter...........................         .48        .25
      Second Quarter..........................        1.13        .33
      First Quarter...........................         .86        .26

On April 6, 2006, the last sale price quoted on the OTC Bulletin Board was $0.043. As of March 10, 2006, there were approximately 37 holders of record of our common stock.

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

We have not produced revenues and have been dependent on debt and equity financings to finance our operations. As of December 31, 2005, we had cash of approximately $34,000. On February 1, 2006, we entered into the Securities Purchase Agreement with the selling stockholders pursuant to which we have sold and issued convertible debentures in the principal amount of $2,000,000. The proceeds of this financing will allow us to begin implementing our business plan as detailed herein.

                                SARATOGA PROSPECT

We currently have an interest in one drilling project. On June 8, 2005, we paid $100,000 to Bourgeois Energy, Inc. to acquire a 75% working interest in the exploration and development of land referred to as the Saratoga Prospect located in the Saratoga Chalk Formation on the outskirts of the Town of Many, in Sabine Parish, Louisiana. The Saratoga prospect is located within the Upper Cretaceous, an historically productive trend whose success is attributable to the presence of cretaceous age fractured chalk. Under the terms of the Agreement with Bourgeois Energy, we have one year from the date of acquisition of leasehold interests to advance to Bourgeois Energy the remaining costs of the project (which may be advanced in stages for drilling and completion activities, respectively), which we estimate at $380,000.

In July and August of 2005, Bourgeois Energy, Inc. entered into standard form Oil, Gas and Mineral Leases with the owners of approximately 280 acres of land in the Saratoga Formation. Each of the leases is for a term of three years; provided that if the property or unit of which the property is a part is producing oil, gas or other minerals at that time, the lease shall continue in effect for as long as that mineral is produced. The property is accessible from Highway 6 and a local farm to market road, both of which are public roads owned and maintained by the State of Louisiana.

None of the land that is the subject to the leases has ever been drilled, although there have been and continue to be a number of commercially producing wells in the same geologic trend, including two currently producing wells operated by Superior Oil Incorporated just to the North of the leased property. At this time, the project is considered exploratory as neither proven (measured) nor probable (indicated) reserves have been established by an engineering firm.

We plan to finance the exploratory program with the proceeds of the convertible debenture financing. Upon receipt by Bourgeois Energy, Inc. of the additional funding for the project, it will apply for a permit for the drilling from the State of Louisiana. It will also obtain liability and workers compensation insurance, prepare the property for drilling, lease rigs, purchase equipment, hire personnel, and generally handle all aspects of the drilling program. Bourgeois Energy plans to drill the Saratoga prospect vertically to a depth of approximately 3000 feet with the option of stimulating the well for increased production using lateral jetting technologies. We estimate that it will take from four to six months from initial funding to complete the exploratory drilling program.

                                  BUSINESS PLAN

We plan to use the proceeds from the convertible debentures to fund our operating costs, to explore and possibly develop the Saratoga prospect, and to identify, explore and develop, either on our own or in conjunction with others, three to five additional oil & gas prospects over the next eighteen months. We believe that there exists in the United States potentially profitable oil and gas projects that, because of their relatively small barrel potential, have been neglected by major oil companies. The increase in the price of the First Purchaser's price of crude oil (from under $30.00 per barrel in 2000 to approximately $60.00 a barrel in March of 2006) has made these projects more attractive at this time. We will seek to invest in these types of projects and others consistent with our goal to generate positive cash flow at the earliest possible date.

                                    EMPLOYEES

We currently have one (1) employee, Rahim Rayani, our Chief Executive Officer. We have entered into a consulting agreement with C. Craig Bourgeois, a geologist. Mr. Bourgeois has assisted us in identifying potential oil and gas prospects. Mr. Bourgeois is the sole shareholder of Bourgeois Energy, Inc. We contemplate using other independent contractors from time to time as the need arises.

We are in the process of recruiting a management team and plan to hire to roll out our business plan.

                                   COMPETITION

We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

      o seeking to acquire desirable producing properties or new leases for future exploration;

      o     marketing our oil and natural gas production; and

      o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

               GOVERNMENT REGULATION AND ENVIRONMENTAL COMPLIANCE

Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission
(FERC) and the Environmental Protection Agency.

Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

                             DESCRIPTION OF PROPERTY

The Company currently leases on a month to month basis 250 sq. ft. of office space located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. The current rental is $600.00 per month. This facility has sufficient space to meet our near term needs.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                CORPORATE MATTERS

We were originally incorporated in Nevada under the name First Cypress Technologies, Inc. on September 14, 1999. In July 2003, the Company changed its name to First Cypress, Inc. We changed our name to Otish Mountain Diamond Company in October 2003. We changed the corporate name to our current name, Gulf Coast Oil & Gas, Inc., on January 13, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GULF COAST OIL & GAS, INC. SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GULF COAST'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO COMPETITION AND OVERALL MARKET CONDITIONS.

The following discussion and analysis should be read together with the Consolidated Financial Statements and the accompanying notes to the Consolidated Financial Statements included elsewhere in this Report.

                                     GENERAL

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

                        LIQUIDITY AND FINANCIAL CONDITION

At December 31, 2005, cash and cash equivalents were $34,424. Total liabilities at December 31, 2005 were $129,439 consisting of all current liabilities.

At December 31, 2005, other assets included $5,248 in receivables and a deposit on interest in unproved oil and gas leases of $100,000.

As of December 31, 2005, our working capital deficit was $89,767 as compared to $180,667 at December 31, 2004.

                              RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

REVENUES

The Company did not generate any revenues in the year ended December 31, 2005 or the year ended December 31, 2004 and has not generated any revenues to date.

EXPLORATION COSTS

Exploration Costs during the year ended December 31, 2005 decreased to ($46,789) from $192,127 in the same period in 2004. The decrease was the result of the cessation by the Company of its diamond mining exploration activities as of December 31, 2004 and the receipt of a refund of a deposit during 2005. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the year ended December 31, 2005 decreased to $291,395 from $5,388,206 in the same period in 2004. This decrease was primarily due to the cessation by the Company of its diamond mining exploration activities as of December 31, 2004.

NET LOSS TO COMMON SHAREHOLDERS

Net loss to common shareholders was approximately $186,943 or $(0.00) per share for the year ended December 31, 2005 as compared to a net loss of $5,781,342 or $(0.57) for the year ended December 31, 2004. The decrease in net loss for the year was principally due to a decrease in administrative expenses and exploration costs as set forth above.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of December 31, 2005, our accumulated deficit was $6,063,590.

                                RECENT FINANCING

On February 1, 2006, we entered into the Securities Purchase Agreement with the selling shareholders, pursuant to which we have sold and issued $2,000,000 in principal amount of debentures.

                                PLAN OF OPERATION

We do not plan to make any material capital expenditures except in connection with our exploratory drilling activities that we plan to fund with a portion of the proceeds of the convertible debentures. The Company does anticipate hiring several employees to round out its management team over the next several months.

We anticipate that the proceeds from the sale of the convertible debentures will be sufficient to permit us to fund ongoing overhead expenses, pursue the Saratoga prospect and participate in an additional three to five oil and gas projects over the next twelve to eighteen months. The Company plans to keep its overhead costs to a bare minimum in order to maximize its ability to participate in projects and will evaluate the need for capital on a regular basis. We may need additional capital in order to participate in additional projects beyond the three to five that we plan to engage in over the next twelve to eighteen months. The timing of any additional financing will depend in part on the success of our initial projects. We have no commitments for any financing and such financing may not be available when needed.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our directors and executive officers as of March 27, 2006:

NAME                   AGE     POSITION
-------------------    ---     -------------------------------------------------
Rahim Rayani           31      Chairman of the Board and Chief Executive Officer

RAHIM RAYANI, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Mr. Rayani has been the Chairman of the Board and Chief Executive Officer of the Company since June of 2005. Since 2003, Mr. Rayani has worked independently, providing management consulting and investment banking services to companies, focusing on the oil and gas and resource mining sectors. From 2001 to 2003, Mr. Rayani was an Investor Relations Executive with Mindshare Communications, Inc., where he managed investor relations services for companies in the mining, oil & gas, and technology sectors.

Our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.

                                 AUDIT COMMITTEE

Since we have only one director, we do not have an audit committee. At such time as we can attract other directors to serve on the Board, we plan to establish an audit committee. Mr. Rayani is not a "financial expert".

                                 CODE OF ETHICS

The Company adopted a Code of Ethics in April of 2004 that applies to its Chief Executive Officer and Principal Accounting and Financial Officers.

                             EXECUTIVE COMPENSATION

Compensation paid to Officers and Directors is set forth in the Summary Compensation Table below. The Company may reimburse its Officers and Directors for any and all out-of-pocket expenses incurred relating to the business of the Company.

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by us during the three years ended on December 31, 2005 to our Chief Executive Officer and our other executive officers and executive officers of our subsidiaries, who were serving as executive officers on December 31, 2005 and received total salary and bonus in excess of $100,000 during fiscal year 2005 (the "Named Executive Officers").

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                      ---------------
                                                         OTHER          SECURITIES
 NAME AND PRINCIPAL POSITION                             ANNUAL         UNDERLYING
   AS OF DECEMBER 31, 2005         YEAR     SALARY    COMPENSATION    OPTIONS/SARS(#)
 ---------------------------      ------    ------    ------------    ---------------
Rahim Rayani, Chairman and CEO     2005    $56,000(1)     -0-               -0-
                                   2004       -0-         -0-               -0-
                                   2003       -0-         -0-               -0-

----------
(1) Represents $8,000 per month for a period of seven months commencing June 1, 2005. As of December 31, 2005, a portion of Mr. Rayani's salary was deferred due to the Company's financial condition.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                              OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2005, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

                                                       SHARES
                                                    BENEFICIALLY    PERCENTAGE
NAME OF OWNER                                          OWNED(1)      OF CLASS
------------------------------------------------    ------------    ----------
Rahim Rayani, Chairman of the Board and CEO.....     16,500,000        13.8%

All Named Executive Officers and
  Directors as a Group (1 person)...............     16,500,000        13.8%

----------
(1)   All of the shares are owned directly by Mr. Rayani.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                            DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, Amended By-Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Available Information" for information about how to obtain a copy of the documents described in this section.

GENERAL

Our Articles of Incorporation authorizes 500,000,000 shares of our common stock, $0.01 par value per share and 100,000,000 shares of our preferred stock, $0.01 par value per share. As of March 24, 2006 we have 119,536,793 outstanding shares of common stock and no outstanding shares of preferred stock. In connection with the convertible debenture financing, the Board of Directors has approved an amendment to the Articles of Incorporation that would increase the number of shares of common stock from 500,000,000 to 1,000,000,000. The Company has filed a Definitive Proxy Statement with the Securities and Exchange Commission and is in the process of seeking shareholder consents to approve that amendment.

COMMON STOCK

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

GENERAL

Preferred stock may be issued in one or more series as may be designated by our Board of Directors. The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

CONVERTIBLE SECURITIES

At March 24, 2006, the only outstanding convertible securities are the convertible debentures and warrants issued to the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our By-laws provide for indemnification of our "Indemnitees" against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually and reasonably incurred by such person, by reason of the fact that such person was or is our authorized representative, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, unless such individual acted or failed to act in a manner that (i) constituted a breach of his fiduciary duties and (ii) such breach involved intentional misconduct, fraud or knowing violation of the law and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful.

Our By-laws also provide for mandatory indemnification of Indemnitees who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

Our "Indemnitees" include our directors, employees or agents or persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

                                     EXPERTS

The audited consolidated financial statements of Gulf Coast Oil & Gas Co., Inc. for the year ended December 31, 2005 and for the period August 4, 2003 (inception of explanation stage) to December 31, 2005, included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as disclosed in Note 6 to the consolidated financial statements) of Pollard-Kelley Auditing Services, Inc, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2005 are contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                          INDEX TO FINANCIAL STATEMENTS
                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE(S)
                                                                      ----------
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005
   AND DECEMBER 31, 2004

     Reports of Independent Registered Public Accounting Firm .......        F-2

     Balance Sheet at December 31, 2005 and December 31, 2004........        F-3

     Statement of Operations for the years ending December 31, 2005 and 2004 and the period beginning August 4, 2003 (inception)
        through December 31, 2005....................................        F-4

     Statement of Stockholders' Equity for the period beginning
        August 4, 2003 (inception) through December 31, 2005.........        F-5

     Statement of Cash Flows for the years ending December 31, 2005 and 2004 and the period beginning August 4, 2003 (inception)
        through December 31, 2005....................................        F-6

     Notes to Consolidated Financial Statements...................... F-7 - F-11

POLLARD-KELLEY AUDITING SERVICES, INC.

Auditing Services                         3250 West Market St, Suite 307,
                                          Fairlawn, OH 44333 330-836-2558


             Report of Independent Registered Public Accounting Firm

Board of Directors
Gulf Coast Oil and Gas, Inc. and Subsidiary
(Formerly Otish Mountain Diamond Company and Subsidiary)

We have audited the accompanying balance sheets of Gulf Coast Oil and Gas, Inc. and Subsidiary (Formerly Otish Mountain Diamond Company and Subsidiary) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
March 5, 2006

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                                 BALANCE SHEETS
                     December 31, 2005 and December 31, 2004

                                                   DECEMBER 31,   DECEMBER 31,
                         ASSETS                        2005           2004
                                                       ----           ----
Current Assets
   Cash in banks                                   $    34,424    $     1,912
   Accounts receivable -other                            5,248             --
                                                   -----------    -----------
      Total Current Assets                              39,672          1,912
Fixed Assets
   Office equipment                                      3,550          2,475
   Less accumulated depreciation                        (2,560)        (1,544)
                                                   -----------    -----------
                                                           990            931
Other Assets
   Website costs less accumulated
      amortization of $500 and $0                        1,000             --
   Deposit on interest in unproved oil and gas
   leases                                              100,000             --
                                                   -----------    -----------
                                                       101,000             --
      Total Assets                                 $   141,662    $     2,843
                                                   ===========    ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                $    70,672    $    76,997
   Due to shareholder                                   23,136             --
   Accrued expenses                                     35,631        105,582
                                                   -----------    -----------
      Total Current Liabilities                        129,439        182,579
Stockholders' Equity
   Series A Preferred stock, 1,000,000 shares
      authorized, 0 shares outstanding,
      par value $.001 per share                             --             --
   Common stock, 600,000,000 shares authorized,
      119,536,793 and 114,125,433 shares
      outstanding at respective period ends,
      par value $.001 per share                        119,537        114,126
   Additional contributed capital                    5,906,374      5,582,785
   Deficit accumulated during exploration stage     (6,063,590)    (5,876,647)
   Stock subscription advances                          49,902             --
                                                   -----------    -----------
                                                        12,223       (179,736)
                                                   -----------    -----------
      Total Liabilities and Stockholders' Equity   $   141,662    $     2,843
                                                   ===========    ===========

                 See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF OPERATIONS
  For the Years Ending December 31, 2005 and 2004, and for the period beginning
              August 4, 2003 (Inception) through December 31, 2005

                                  YEAR ENDING     YEAR ENDING
                                  DECEMBER 31,    DECEMBER 31,       SINCE
                                      2005            2004         INCEPTION
                                  ------------    ------------    ------------
Revenues
   Sales                          $         --    $         --    $         --
Cost of sales
   Exploration costs                   (46,789)        192,127         159,625
                                  ------------    ------------    ------------
      Gross Profit                      46,789        (192,127)       (159,625)
Expenses
   Administrative                      291,395       5,388,206       5,761,059
                                  ------------    ------------    ------------
                                      (244,606)     (5,580,333)     (5,920,684)
Other income and expenses
   Loss on sale of fixed assets             --            (684)           (684)
   Gain on settlement of debt           67,693              --          67,693
   Foreign exchange (loss) gain        (10,030)         (7,099)        (16,689)
                                  ------------    ------------    ------------
                                        57,663          (7,783)         50,320
                                  ------------    ------------    ------------
Loss from continuing operations       (186,943)     (5,588,116)     (5,870,364)
                                  ------------    ------------    ------------
Discontinued operations
   Mineral rights abandoned                 --        (193,226)       (193,226)
                                  ------------    ------------    ------------
Net Loss                          $   (186,943)   $ (5,781,342)   $ (6,063,590)
                                  ============    ============    ============
Net loss per share                $      (0.00)   $      (0.18)

Average shares outstanding         117,302,001      32,911,401

                 See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS EQUITY
  For the period beginning August 4, 2003 (Inception) through December 31, 2005

                                                          SERIES A
                                                      PREFERRED STOCK                  COMMON STOCK
                                                   SHARES          AMOUNT          SHARES         AMOUNT
                                                ------------    ------------    ------------   ------------
Balance August 4, 2003                                    --    $         --              --   $         --
   Shares issued for services                             --              --      24,300,000         24,300
   Shares issued for cash                                 --              --      11,700,000         11,700
   Shares issued for mineral rights                       --              --       9,000,000          9,000
   Merger with Otish Mountain Company              1,000,000           1,000         323,250            324
   Net loss for the period                                --              --              --             --
                                                ------------    ------------    ------------   ------------
Balance December 31, 2003                          1,000,000           1,000      45,323,250         45,324
   Correction of beginning outstanding shares             --              --              33             --
   Shares issued for services                             --              --      60,900,000         60,900
   Shares issued for mineral rights                       --              --             150             --
   Shares issued for cash                                 --              --       7,902,000          7,902
   Redemption of Preferred Shares                 (1,000,000)         (1,000)             --             --
   Net loss for the period                                --              --              --             --
                                                ------------    ------------    ------------   ------------
Balance at December 31, 2004                              --              --     114,125,433        114,126
   Shares issued for Debt                                 --              --         300,000            300
   Shares issued for prior period Debt                    --              --         696,360            696
   Shares sold                                            --              --       4,115,000          4,115
   Shares issued for services                             --              --         300,000            300
   Stock subscription advance                             --              --              --             --
   Net loss for the period                                --              --              --             --
                                                ------------    ------------    ------------   ------------
Balance at December 31, 2005                              --    $         --    $119,536,793   $    119,537
                                                ============    ============    ============   ============

                                                  ADDITIONAL                       STOCK
                                                 CONTRIBUTED      RETAINED      SUBSCRIPTION
                                                   CAPITAL         DEFICIT        ADVANCES         TOTAL
                                                ------------    ------------    ------------   ------------
Balance August 4, 2003                          $         --    $         --    $         --   $         --
   Shares issued for services                        (16,200)             --              --          8,100
   Shares issued for cash                            162,300              --              --        174,000
   Shares issued for mineral rights                   62,250              --              --         71,250
   Merger with Otish Mountain Company                   (216)         (1,167)             --            (59)
   Net loss for the period                                --         (94,138)             --        (94,138)
                                                ------------    ------------    ------------   ------------
Balance December 31, 2003                            208,134         (95,305)             --        159,153
   Correction of beginning outstanding shares             --              --              --             --
   Shares issued for services                      5,119,100              --              --      5,180,000
   Shares issued for mineral rights                       53              --              --             53
   Shares issued for cash                            255,498              --              --        263,400
   Redemption of Preferred Shares                         --              --              --         (1,000)
   Net loss for the period                                --      (5,781,342)             --     (5,781,342)
                                                ------------    ------------    ------------   ------------
Balance at December 31, 2004                       5,582,785      (5,876,647)             --       (179,736)
   Shares issued for Debt                              4,700              --              --          5,000
   Shares issued for prior period Debt                  (696)             --              --             --
   Shares sold                                       295,900              --              --        300,015
   Shares issued for services                         23,700              --              --         24,000
   Stock subscription advance                             --              --          49,902         49,902
   Net loss for the period                                --        (186,943)             --       (186,943)
                                                ------------    ------------    ------------   ------------
Balance at December 31, 2005                    $  5,906,389    $ (6,063,590)   $     49,902   $     12,238
                                                ============    ============    ============   ============

                 See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
          For the Years Ending December 31, 2005 and 2004, and for the
      period beginning August 4, 2003 (Inception) through December 31, 2005

                                                        YEAR ENDING     YEAR ENDING
                                                        DECEMBER 31,    DECEMBER 31,        SINCE
                                                            2005            2004          INCEPTION
                                                        ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                               $   (186,943)   $ (5,781,342)   $ (6,063,590)
  Adjustments to reconcile net earnings to net
    cash provided (used) by operating activities:
      Depreciation                                             1,016          10,665          13,617
      Amortization                                               375           2,898           4,719
      Services paid by stock                                  24,000       5,180,000       5,212,100
      Mineral rights abandoned                                    --         195,226         195,226
  Changes in Current assets and liabilities:
      (Increase) in Accounts receivable - other               (5,248)             --          (5,248)
      (Decrease) Increase in Accounts payable                 (6,325)         58,982          70,672
      (Decrease) Increase in Accrued expenses                (41,690)         84,335          58,767
                                                        ------------    ------------    ------------
      NET CASH (USED) BY OPERATING ACTIVITIES               (214,815)       (249,236)       (513,737)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Mineral rights                                      --         (18,830)        (91,534)
  Purchase of Interest in unproved oil and gas leases       (100,000)       (100,000)
  Purchase of Website costs                                   (1,500)             --         (27,519)
  Purchase of Fixed assets                                    (1,075)             --         (20,280)
                                                        ------------    ------------    ------------
      NET CASH (USED) BY INVESTING ACTIVITIES               (102,575)        (18,830)       (239,333)

CASH FLOWS FROM FINANCING ACTIVITIES
  Redemption of Preferred stock                                   --          (1,000)             --
  Sale of Common stock                                       300,000         263,400         737,400
  Stock subscription advances                                 49,902              --          49,902
                                                        ------------    ------------    ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES              349,902         262,400         787,302
                                                        ------------    ------------    ------------
NET INCREASE IN CASH                                          32,512          (5,666)         34,232
CASH FROM OTISH DIAMOND MERGER                                    --              --             192
CASH AT BEGINNING OF PERIOD                                    1,912           7,578              --
                                                        ------------    ------------    ------------
CASH AT END OF PERIOD                                   $     34,424    $      1,912    $     34,424
                                                        ============    ============    ============

                 See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Otish Mountain Diamond Company (formerly First Cypress, Inc.), a Nevada corporation, was organized on September 14, 1999. From inception to September 30, 2003, the Company has not generated any revenues and is considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company was in the process of developing an internet computer software program known as EngineMax. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan. Due to the Company's inability to raise the necessary equity capital to further the Money Club Financial business concept, no monies were spent furthering the business concept from the date of acquisition to September 30, 2003. The Company discontinued its involvement in these operations in the third quarter of 2003.

On November 30, 2003, the Company successfully acquired 100% of Otish Mountain Diamond Corp. ("Otish Corp."). The business activities of Otish Corp. became the business activities of the Company. In connection with the merger the capitalization of the Company was amended to reflect a 220:1 reverse stock split and to increase the authorized capital to 600,000,000 shares, consisting of 500,000,000 common shares with a par value of $0.001, and 100,000,000 preferred shares with a par value of $0.001. Also, 1,000,000 shares of a Series A Preferred were issued for services rendered. Finally, the then president of the Company entered into two agreements with the Company; one, assumed all the known liabilities of the company, and the second, agreed to convert debt owed the president of $236,000 into 236,000 shares of Company common stock.

The Company's income statement at the date of merger was as follows:

      Revenues                                $    -0-

      Expenses:

      Exploration costs                         36,293

      Administrative                           136,284

         Net Loss                             $172,577

Otish Mountain Diamond Corp. was incorporated in the state of Nevada on August 4, 2003. The Company is in the mining and exploration business and has mineral rights in the Otish Mountain and Superior Craton regions of Canada. The Company's business plan includes the expansion of its mineral rights and the mining of diamonds.

In August and November 2003, the Company issued 3,000,000 pre split shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

In the first quarter of 2004 the Company issued 20,300,050 pre split shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 2,634,000 pre split shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

On April 15, 2005, the Company settled a prior period debt for 696,360 shares of common stock. The transaction was recorded as a current period event even though the debt was written off in the prior period. Restatement would not have changed the earning per share amounts as reported for the year ended December 31, 2004 or for the first and second quarters of 2005.

On May 2, 2005, the Company received $100,000 for 1,650,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 shares of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares in the financial statements have been adjusted retroactively for this split.

FINANCIAL STATEMENT PRESENTATION

The Company was a shell at the time of the acquisition having only $192 in assets; the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes.

AN EXPLORATION STAGE COMPANY

The Company is an Exploration Stage Company since it is engaged in the search for mineral deposits, which are not in the development or production stage. As an exploration stage company the Company will present, Since Inception, results on its statements of operations, stockholders' equity and cash flows.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There was no cash paid during the periods for interest or taxes.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to five years, using the straight-lined method.

WEBSITE DEVELOPMENT COSTS

The Company has expended $1,500 in Website Development Costs through March 1, 2005, for internal use software. These costs are being amortized over a three year estimated life.

MINERAL RIGHTS

The Company uses the "full costs method" of accounting for its mineral reserves. Under this method of accounting, properties are divided into cost centers. The Company presently has two cost centers. All acquisition, exploration, and development costs for properties within each cost center are capitalized when incurred. The Company intends to deplete these costs equally over the estimated units to be recovered from the properties. These costs were written off at December 31, 2004 as part of the cost of mineral rights abandoned.

DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the lease are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currency is the Canadian dollar. For financial statement presentation the statements are translated in U.S. dollars. Monetary assets and liabilities are translated at year-end exchange rates while non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the period, except for depreciation, which is translated at historical rates. Therefore, translation adjustments and transaction gains or losses are recognized in the income in the period of occurrence. In September 2005 the Company consolidated all operations in the United States of America.

NOTE 2 - MINERAL RIGHTS

Otish Mountain Diamond Corporation

On August 19, 2003 the Company purchased the mineral rights for 60,933 acres in the Otish Mountain and Superior Craton regions of Quebec, Canada. The claims were purchased for $42,506 and 1,250,000 shares of common stock. The Company is required to spend a minimum of $135 CDN per mining claim on exploration before the expiration date of each claim. The Company is required to spend $105 CDN per claim maintenance/renewal fee to the appropriate governmental authority before the expiration date of the mining claim. If the Company fails to meet its obligations under this agreement the seller has the option to make the expenditures and to reassume title to the mining claims.

On November 4, 2003 the Company purchased the mineral rights for 775 acres in the Otish Mountain region of Quebec, Canada. The Claims were purchased for $1,855 and 250,000 shares of common stock. The Company is required to pay a 2% royalty of the net smelter returns and a 2% royalty on the gross overriding royalty as defined in the agreement. The Company shall also pay to the seller $5,000 CDN minimum annual advance royalty beginning on November 1, 2004 and each year thereafter. The Company is also required to keep the property in good standing for 1 year or the seller shall be entitled to reacquire the claims.

On November 4, 2003 the Company entered into a joint venture agreement for the mineral rights for 15,361 acres in the Otish Mountain region of Quebec, Canada. The investment was $33,383 and 1,500,000 shares of common stock. The Company has paid the required claim tax/renewal fees of $12,495 CDN by the due date of November 27, 2003. The Company is required to make a minimum advanced royalty payment of $15,000 CDN once mining stage begins. Royalties are subject to underlying royalties of 2% of the net smelter returns and 2% of the gross overriding royalty as defined in the agreement. The Company's total outlay for the joint venture shall not exceed $375,000 CDN. The Company owns 45% of the joint venture.

At present the Company has no proven properties.

At December 31, 2004 the Company decided to abandon the above mineral rights. The balance of the rights and the net book value of the website development costs were expensed. The total amount written off was $195,226.

NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the leases are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

NOTE 4 - SERIES A PREFERRED STOCK

Each share of preferred, has 15 votes compared to each share of common, which has only one vote. In the second quarter 2004 all outstanding shares of Preferred Stock were redeemed for $1,000.

NOTE 5 - RELATED PARTIES

The Company owes the former President and shareholder of the Company $0 and $71,113 for compensation and expense reimbursement at December 31, 2005 and December 31, 2004 respectively. The debt was settled in the third quarter 2005 for $20,000 resulting in a gain on settlement of debt of $67,693.

The Company owes its present President $18,619 for compensation and expense reimbursement at December 31, 2005.

NOTE 6 - GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7 - SUBSEQUENT EVENTS

On February 1, 2006, the Company entered into a Securities Purchase Agreement with a group of investors to sell secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006, the Company sold $1,000,000 of these debentures. In connection with this agreement the Company issued five-year warrants to purchase 30,000,000 shares of common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share and 5,000,000 at $0.06 per share. The debentures are convertible at the option of the investors at any time up to maturity into shares of common stock at the price per share equal to the lesser of $0.02916 per share or an amount equal to 80% of the lowest volume weighted price of common stock for the five days immediately preceding the conversion date.

The Debentures have a three year term and accrue interest at 10% per annum. The repayment of the Debentures is secured by substantially all the assets of the Company.

The Company agreed to file a Registration Statement to register the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants by March 4, 2006 (which has subsequently been extended to March 31, 2006).

                  --------------------------------------------

                                   PROSPECTUS

                  --------------------------------------------

                       544,403,329 SHARES OF COMMON STOCK

                           GULF COAST OIL & GAS, INC.

                              _______________, 2006

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Gulf Coast Oil & Gas, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

      o     except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

      o there have been no changes in the affairs of Gulf Coast Oil & Gas, Inc. after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that we have the power to indemnify any officer or director against damages unless such individual acted or failed to act in a manner that
(i) constituted a breach of his fiduciary duties and (ii) such breach involved intentional misconduct, fraud or knowing violation of the law and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful.

No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by us.

      Securities and Exchange Commission Registration Fee         $  3174.69
      Printing and Engraving Expenses                             $  5000.00
      Accounting Fees and Expenses                                $  5000.00
      Legal Fees and Expenses                                     $ 50000.00
      Miscellaneous                                               $  2000.00
                                                                  ----------
      TOTAL                                                       $65,174.69

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In March of 2003 and in February 2004, the Company issued 50 shares and 50 shares, respectively, of its common stock, $.001 par value per share to Locke B. Goldsmith pursuant to an Option Agreement that the Company entered into with Mr. Goldsmith to acquire a 100% interest in the Cahill Mineral Claims.

In August and November 2003, the Company issued 3,000,000 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada. In December, 2003, the Company issued 15,000,000 shares of its common stock, $.001 par value per share to the former Otish Corp. shareholders pursuant to an Exchange Agreement whereby Otish Corp. became a wholly-owned subsidiary of the Company.

In December, 2003, the Company issued an aggregate of 3,000,000 shares of its common stock, $.001 par value per share which were not registered under the Act to three entities and one individual in consideration for $300,000 pursuant to Subscription Agreements.

In December, 2003, the Company issued an aggregate of 3,000,000 shares of its common stock, $.001 par value per share to two entities for their services provided in connection with certain acquisitions.

In the first quarter of 2004 the Company issued 20,300,050 pre split shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 2,634,000 pre split shares of common stock to liquidate $263,400 of advances.

On April 15, 2005, the Company settled a prior period debt for 696,360 shares of common stock.

On May 2, 2005, the Company received $100,000 for 1,650,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 shares of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

In connection with the securities that were issued for cash, no underwriting discounts or commissions were paid. Issuance of the securities in each of the transactions was exempt from registration pursuant to Section 4(2) of the Securities Act. The underlying securities were issued to accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NO.                      DOCUMENT DESCRIPTION                   LOCATION
-----------                      --------------------                   --------
3.1          Articles of Incorporation filed September 14, 1999            (1)
3.2          Certificate of  Designation filed October 7, 2003             (2)
3.3          Articles of Amendment to Articles of Incorporation filed      (3)
             October 15, 2003
3.4          Certificate of Amendment to Articles of Incorporation         (4)
             filed January 13, 2005
3.6          Amended and Restated Bylaws                                   (5)
4.1          Specimen of Common Stock Certificate                          (1)
4.2          Form of Common Stock Purchase Warrant                         (2)
5.1          Legal Opinion of Gallagher, Briody & Butler                   (6)

10.1 Securities Purchase Agreement dated as of February 1, 2006 (5) between the Company and Cornell Capital Partners, LP,
             Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.2         Investor Registration Rights Agreement dated as of            (5)
             February 1, 2006 between the Company and Cornell Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.3         Security Agreement dated as of February 1, 2006 between       (5)
             the Company and  Cornell Capital Partners, LP, Certain
             Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.4 First Amendment to Investor Registration Rights Agreement (5) dated as of March, 2006 between the Company and Cornell
             Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank,
             B.S.C.(c)
10.5 Agreement between the Company and Bourgeois Energy, Inc. (5) dated June 17, 2005 relating to the Saratoga Prospect
10.6 Business Consulting Services Agreement between the Company (5) and Bourgeois Energy, Inc. dated August 15, 2005
23.1         Consent of Pollard-Kelley Audit Services, Inc.                (7)
99.1 Secured Convertible Debenture issued February 1, 2006 in (5) the amount of $500,000 to Cornell Capital Partners, LP
             (CCP-1)
99.2 Secured Convertible Debenture issued February 1, 2006 in (5) the amount of $250,000 to Certain Wealth, Ltd. (CW-1)
99.3 Secured Convertible Debenture issued February 1, 2006 in (5) the amount of $250,000 to TAIB Bank, B.S.C.(c)(TAIB-1)
99.4         Warrant dated as of February 1, 2006 issued to Cornell        (5)
             Capital Partners, LP (7,500,000 shares)
99.5         Warrant dated as of February 1, 2006 issued to Cornell        (5)
             Capital Partners, LP (7,500,000 shares)
99.6         Warrant dated as of February 1, 2006 issued to Cornell        (5)
             Capital Partners, LP (5,000,000 shares)
99.7         Warrant dated as of February 1, 2006 issued to Cornell        (5)
             Capital Partners, LP (5,000,000 shares)
99.8         Warrant dated as of February 1, 2006 issued to Cornell        (5)
             Capital Partners, LP (5,000,000 shares)
99.9         Secured Convertible Debenture issued April 5, 2006
             in the amount of $500,000 to Cornell Capital
             Partners (CCP-2)                                              (8)
99.10        Secured Convertible Debenture issued April 5, 2006 in
             the amount of $250,000 to Certain Wealth Ltd. (CW-2)          (8)
99.11        Secured Convertible Debenture issued April 5, 2006 in
             the amount of $250,000 to TAIB  Bank, B.S.C. (c)
             (TAIB-2)                                                      (8)


(1) Filed as an exhibit to Registration Statement on Form SB-2, as amended, filed on April 22, 2001 and incorporated herein by reference.
(2) Filed as Exhibit 3.1 to Report on Form 8-K filed on October 20, 2003 and incorporated herein by reference.
(3) Filed as Exhibit 3.1 to Report on Form 8-K filed October 23, 2003 and incorporated herein by reference.
(4) Filed as Exhibit 3 to Report on Form 8-K filed January 19, 2005 and incorporated herein by reference.
(5)   Filed as an exhibit to Form 10-KSB filed March 31, 2006.
(6)   To be filed by Amendment.
(7)   Filed herewith.
(8) Filed as an exhibit to Form 8-K filed April 7, 2006 and incorporated herewith by reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Vancouver, British Columbia on April 7, 2006.

                                    GULF COAST OIL & GAS, INC.


                                    By: /s/ Rahim Rayani
                                        -------------------------------
                                        Rahim Rayani
                                        Chief Executive Officer and President
                                           (Principal Executive Officer)


                                    By: /s/ Rahim Rayani
                                        -------------------------------
                                        Rahim Rayani
                                        Chief Financial Officer (Principal
                                        Financial Officer And Principal
                                        Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                TITLE                                    DATE
--------------------     -------------------------------------    --------------

/s/ Rahim Rayani         President and Chief Executive Officer    April 7, 2006
--------------------     (Principal Executive Officer), Chief
Rahim Rayani             Financial Officer (Principal
                         Financial Officer and Principal
                         Accounting Officer) and Director